EXHIBIT 99(a)

KS BANCORP, INC

P.O. BOX 219

Kenly, NC 27542

PRESS RELEASE

October 27, 2003

Contact:	Harold T. Keen	Earl W. Worley, Jr
	President and Chief Executive Officer	Chief Financial Officer
	(919) 284-4157	(919) 284-4157

Kenly, NC—October 27, 2003

KS Bancorp, Inc. (KSAV) Announces Third Quarter 2003 Financial Results and Dividend.

KS Bancorp, Inc. today reported consolidated earnings of $296,000 ($0.25 per share-diluted) for the quarter ended September 30, 2003 compared to earnings for the same period in 2002 of $151, 000 ( $0.13 per share- diluted). This increase in our earnings resulted primarily from a decrease in our provision for loan losses during the current year period compared to the provision recorded during the third quarter of 2002.

Net income for the nine months ended September 30, 2003 was $1,152,000 ($0.98 per share-diluted), as compared with net income of $957,000 ($0.83 per share-diluted) for the nine months ended September 30, 2002, an increase of $195,000, or $0.15 per share. This overall improvement in our earnings resulted primarily from a reduction in the provision for loan losses of $663,000 in the first nine months of 2003 as compared to the 2002 period. The 2002 provision for loan losses reflected changes in the methodology used to calculate the allowance. In addition, increases in our net interest income and non-interest income contributed to the increase in our earnings as compared to the first nine months of 2002.

Consolidated total assets increased by $5.5 million during the nine months ended September 30, 2003, from $191.1 million at December 31, 2002 to $196.6 million at September 30, 2003. The increase is primarily due to an increase in investment securities from $23.3 million to $30.4 million. Property and equipment continues to increase due to the construction of the Company’s new main office and a new branch in Smithfield, NC.

In addition to the earnings report issued today, KS Bancorp, Inc. announced today the payment of a quarterly cash dividend of $0.16 per share for stockholders of record on October 28, 2003 with payment to be made on November 6, 2003.

KS Bancorp, Inc. is a Kenly, North Carolina-based single bank holding company. KS Bank, Inc., a state-chartered savings bank, is KS Bancorp’s sole subsidiary. The Bank emphasizes being a community bank offering traditional banking products and services through its operation of six full service branches located in Kenly, Selma, Clayton, Garner, Goldsboro, and Wilson North Carolina.

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